                                                                    Exhibit 99.1

WINN-DIXIE                        NEWS RELEASE
THE REAL DEAL

WINN-DIXIE STORES, INC.        5050 EDGEWOOD COURT         JACKSONVILLE, FLORIDA
www.winn-dixie.com            P.O. BOX B 32203-0297
                                 (904) 783-5000

RELEASE DATE:     October 8, 2003
INVESTOR CONTACT: R. P. McCook, Senior Vice President and Chief Financial
                  Officer   904-783-5221

                 WINN-DIXIE AMENDS AND RESTATES CREDIT AGREEMENT

JACKSONVILLE, FLORIDA, OCTOBER 8, 2003 - Winn-Dixie Stores, Inc. (NYSE: WIN) yesterday amended and restated its senior secured credit facility to provide a three-year revolving facility of $300 million containing multiple one-year renewal periods. This facility is an asset-based facility with a borrowing base comprised of an agreed percentage of the inventory balance. The amended and restated facility replaces the prior 364-day and five-year revolving facilities.

The amended and restated credit agreement dated October 7, 2003 relating to Winn-Dixie Stores, Inc.'s senior credit facility in the amount of $300 million among Winn-Dixie Stores, Inc., certain of its subsidiaries, Wachovia Bank and other lenders named therein, will be filed as an exhibit to Form 8-K.

The senior secured credit facilities contained covenants as defined in the credit agreement outstanding at September 17, 2003. The covenants were minimum leverage ratio, fixed charge coverage ratio, funded debt to earnings before interest, taxes, depreciation and amortization and rent (EBITDAR) ratio and tangible net worth. As of October 7, 2003, these financial covenants have been removed and will no longer be tested under the credit agreement. The covenants under the amended and restated credit agreement relate to minimum earnings before interest, taxes, depreciation and amortization (EBITDA) that will not be tested as long as the Company is maintaining a minimum excess availability. Further details can be obtained from the 8-K filing.

Winn-Dixie Stores, Inc. (NYSE: WIN) is one of the largest food retailers in the nation and ranks 149 on the FORTUNE 500 (R) list. Founded in 1925, the company is headquartered in Jacksonville, FL and operates 1,077 stores in 12 states and the Bahama Islands. Frank Lazaran serves as President and Chief Executive Officer. For more information, please visit www.winn-dixie.com